EXHIBIT 99.1

                                           Investor Contact: Michael E. Conley
                                                                (972) 443-6557

                                                 Media Contact: Sean S. Clancy
                                                                (972) 443-6546

                    Flowserve Completes Acquisition of IFC

DALLAS - May 2, 2002 - Flowserve Corp. (NYSE: FLS) today announced the completion of its acquisition of Invensys plc's Flow Control Division (IFC). The $535 million acquisition creates the world's second largest valve company serving a wide range of industries, including petroleum, chemical, power, water and general industry.

"We couldn't be more enthusiastic about our acquisition of IFC," said C. Scott Greer, Flowserve's chairman, president and chief executive officer. "This is truly a transforming acquisition catapulting Flowserve to a market leader in the global valve industry. This is also a complementary acquisition and significantly broadens Flowserve's product offerings. The addition of IFC enables our combined customer base to take advantage of the benefits of a `one-stop shopping' supplier.

"The integration of IFC into Flowserve will begin immediately," Greer said. "We have already identified opportunities for synergies and cost savings that should positively impact the combined businesses and should have increasing benefits in future periods. Moreover, we expect this acquisition to be neutral or mildly accretive to 2002 earnings, excluding one-time charges, even without these synergies."

To help finance the acquisition of IFC, Flowserve issued 9.2 million shares of common stock, resulting in net proceeds of about $277 million. The company financed the remainder of the purchase price through its senior credit facilities.

"We are pleased by the positive investor response to our common stock offering, which we view as a vote of confidence in Flowserve's business model," Greer said. "Also, we appreciate the support of our lenders, who refinanced a significant portion of our existing debt and lent us additional funds, both at a lower effective rate, to finance this growth. This financing package improves our pro forma net debt-to-capital ratio to 64.4 percent at the end of the first quarter of 2002, compared with 71.3 percent at year end 2001 and 78.1 percent at year end 2000. We are extremely excited about the significant opportunities this acquisition creates for Flowserve, our customers, and our shareholders," Greer said.

More information about Flowserve Corp. can be obtained by visiting the company's website at www.flowserve.com.

Flowserve Corp. is one of the world's leading providers of industrial flow management services. Operating in 30 countries, the company produces engineered and industrial pumps for the process industries, precision mechanical seals, automated and manual quarter-turn valves, control valves and valve actuators, and provides a range of related flow management services.

SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve's future market conditions, operations and results. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: material adverse events in the national financial markets; changes in the already competitive environment for the company's products or competitors' responses to Flowserve's strategies; the company's ability to integrate past and future acquisitions into its management operations; political risks, military actions or trade embargoes affecting important country markets; the health of the company's various customer industries, including the petroleum, chemical, power and water industries;

economic turmoil in areas outside the United States; global economic growth; unanticipated difficulties or costs associated with new systems, including software; and the recognition of significant expenses associated with adjustments to realign the company's facilities and other capabilities with its strategies and business conditions, including, without limitation, expenses incurred in restructuring the company's operations and the cost of financing, including increases in interest costs.

                                     # # #